    As filed with the Securities and Exchange Commission on August 2, 2000
                                                          Registration No. 333 -
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                              __________________

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ________________________________
                              U.S. CONCRETE, INC.

            (Exact name of registrant as specified in its charter)

            Delaware                    1300 Post Oak Blvd., Suite 1220                 76-0586680
  (State or other jurisdiction               Houston, Texas 77056          (I.R.S. Employer Identification No.)
of incorporation or organization)

                                (713) 499-6200
(Address, including zip code, and telephone number, including  area code, of registrant's principal  executive offices)

                                Donald C. Wayne
                 Vice President, General Counsel and Secretary
                              U.S. Concrete, Inc.
                        1300 Post Oak Blvd., Suite 1220
                             Houston, Texas 77056
                                (713) 499-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             _____________________
                                   Copy to:
                                 Ted W. Paris
                              Baker Botts L.L.P.
                             3000 One Shell Plaza
                                 910 Louisiana
                           Houston, Texas 77002-4995
                                (713) 229-1838
                             Fax:  (713) 229-1522


  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

 ===============================================================================================
             Title of Each Class of                     Proposed Maximum           Amount of
          Securities to Be Registered             Aggregate Offering Price (1)  Registration Fee
------------------------------------------------------------------------------------------------
Senior Debt Securities (2)......................
------------------------------------------------------------------------------------------------
Subordinated Debt Securities (2)................
------------------------------------------------------------------------------------------------
Preferred Stock, par value $.001 per share (2)..
------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share (3).....
------------------------------------------------------------------------------------------------
Warrants (2)....................................
------------------------------------------------------------------------------------------------
        Total...................................       $200,000,000                $52,800
================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) There is also being registered hereunder an indeterminate principal amount of Debt Securities, an indeterminate number of shares of Preferred Stock and Common Stock (together with associated preferred stock purchase rights) and an indeterminate number of Warrants as may be issuable on conversion, redemption, exchange or exercise of the Debt Securities, Preferred Stock or Warrants registered hereunder, including any applicable antidilution provisions.
(3)  Includes preferred stock purchase rights associated with the Common Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commisson is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, dated August 2, 2000

Prospectus

[Logo]


U.S. Concrete, Inc.
1300 Post Oak Blvd., Suite 1220
Houston, Texas 77056
(713) 499-6200

                                  $200,000,000
                             Senior Debt Securities
                          Subordinated Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

                           __________________________



____________________________________             The Offering
 Consider carefully the Risk Factors
 beginning on page 6.                    We may offer from time to time:

 We will provide additional terms of     .  senior debt securities;
 our securities in one or more
 supplements to this prospectus.  You    .  subordinated debt securities;
 should read this prospectus and the
 related prospectus supplement           .  preferred stock;
 carefully before you invest in our
 securities.  No person may use this     .  common stock; and
 prospectus to offer and sell our
 securities unless a prospectus          .  warrants.
 supplement accompanies this
 prospectus.                             Our common stock is quoted on the
 _____________________________________   Nasdaq, National Market under the
                                         symbol "RMIX."


                           __________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           __________________________


The date of this prospectus is          , 2000.

                               Table of Contents

About This Prospectus...............................................   2

Where You Can Find More Information.................................   2

Forward-Looking Information.........................................   4

About U.S. Concrete, Inc............................................   4

Risk Factors........................................................   6

Use of Proceeds.....................................................  12

Ratio of Earnings to Fixed Charges..................................  12

Description of Debt Securities......................................  12

Description of Capital Stock........................................  20

Description of Warrants.............................................  26

Plan of Distribution................................................  29

Legal Matters.......................................................  30

Experts.............................................................  30

                             About This Prospectus

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer any combination of the securities this prospectus describes in one or more offerings with a total initial offering price of up to $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add, update or change the information this prospectus contains. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."


                      Where You Can Find More Information

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities. This prospectus does not contain all the information the registration statement sets forth or includes in its exhibits,in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements this prospectus makes respecting the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits are available at the SEC's public reference room or through its Web site.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

     .    our annual report on Form 10-K for the year ended December 31, 1999;

     . our quarterly report on Form 10-Q for the quarter ended March 31, 2000;

     . our current report on Form 8-K dated February 10, 2000, as amended by a Form 8-K/A we filed on April 20, 2000; and

     . the description of the common stock in our registration statement on Form 8-A filed on May 10, 1999, and the description of the rights to purchase preferred stock in our registration statement on Form 8-A filed on May 10, 1999.

     You may request a copy of these filings (other than an exhibit to those filings, unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

          U.S. Concrete, Inc.
          1300 Post Oak Blvd., Suite 1220
          Houston, Texas 77056
          Attention:   Corporate Secretary
          Telephone: (713) 499-6200

     You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person (including any salesman or broker) to provide information other than that this prospectus or any prospectus supplement provides. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information in any document we have incorporated by reference is accurate as of any date other than the date of that document.

                          Forward-Looking Information

     This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "forecast," "budget," "goal" or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

     The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. Our management considers these expectations and assumptions to be reasonable, but they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

     .    our acquisition and national operating strategies;
     .    our ability to integrate the businesses we acquire;
     . our ability to obtain the capital necessary to finance our growth strategies;
     .    the availability of qualified personnel;
     .    the trends we anticipate in our business;
     . the level of activity in the construction industry generally and in our local markets for ready-mixed concrete;
     .    the highly competitive nature of our business;
     . changes in, or our ability to comply with, governmental regulations, including those relating to the environment;
     . our labor relations and those of our suppliers of cement and aggregates; and
     .    our ability to control costs and maintain quality.

We have discussed some of these factors in more detail in the "Risk Factors" section of this prospectus. These factors are not necessarily all the important factors that could affect us. We advise you that you should (1) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

                           About U.S. Concrete, Inc.

     U.S. Concrete provides ready-mixed concrete and related products and services to the construction industry in several major markets in the United States. As of August 1, 2000, we have 63 operating plants producing approximately 4.9 million cubic yards of concrete annually. Our operations consist principally of formulating, preparing, delivering and placing ready-mixed concrete at the job sites of our customers. We provide services intended to reduce our customers' overall construction costs by lowering the installed, or "in-place," cost of concrete. These services include the formulation of new mixtures for specific design uses, on-site and lab-based product quality control and delivery programs we configure to meet our customers' needs.

     We completed our initial public offering in May 1999. At the same time, we acquired six ready-mixed concrete and related businesses and began operating 26 concrete plants in three major markets in the United States. Since our IPO and through August 1, 2000, we have acquired an additional 13 ready-mixed concrete and related businesses, operating an additional 37 concrete plants, in five additional major markets in the United States.

     To increase our geographic diversification and expand the scope of our operations, we seek to acquire businesses operating under quality management teams in growing markets. Our acquisition strategy has two primary objectives. In a new market, we target one or more companies that can serve as platform businesses into which we can integrate other concrete operations. In markets where we have existing operations and seek to increase our market penetration, we pursue tuck-in acquisitions.

     In this prospectus, we refer to U.S. Concrete, Inc., its wholly owned subsidiaries and its ownership interest in equity affiliates as "we," "us" or "U.S. Concrete," unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 1300 Post Oak Blvd., Suite 1200, Houston, Texas 77056, and our telephone number at that location is
(713) 499-6200.

                                  Risk Factors

     You should carefully consider the following matters, in addition to the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities. The risks and uncertainties we describe below are not the only ones relating to these securities or facing our company. Additional risks and uncertainties not presently known to us or that we currently do not believe are material may also impact our business, operations, financial condition or results of operations.

We have a limited history of operating and integrating acquired businesses, and we may not be able to realize our business strategy of reducing costs and achieving revenue enhancements in the operations of the businesses we acquire

     If we are unable to integrate or successfully manage the companies we have acquired or may acquire in the future, our business, financial condition and results of operations could be materially and adversely affected. We completed our initial public offering in May 1999. At the same time, we acquired six ready-mixed concrete and related businesses. Since our IPO and through August 1, 2000, we have grown rapidly through the acquisition of an additional 13 ready-mixed concrete and related businesses. To manage the combined enterprise on a profitable basis, we must implement several common systems and various control mechanisms in each of the businesses we acquire. We may not be able to realize our business strategy of reducing costs and achieving revenue enhancements in the operations of the businesses we acquire for a number of reasons, including the following:

     . we may fail to integrate the businesses we acquire into a cohesive, efficient enterprise with company-wide information and management systems and effective cost and other control mechanisms;

     . we will have to rely on existing accounting, information and administrative systems of acquired businesses, which may be inadequate, until we can implement our centralized systems;

     . our resources, including management resources, are limited and may be strained if we engage in a significant number of acquisitions, and acquisitions may divert our management's attention from initiating or carrying out programs to save costs or enhance revenues; and

     . our ability to realize significant cost savings and customer cross-selling opportunities in any market will depend on the extent to which our acquisition strategy succeeds in that market.

We may be unsuccessful in identifying and acquiring sufficient acquisition candidates to carry out our growth strategy

     One of our principal growth strategies is to increase our revenues and the markets we serve through the acquisition of additional ready-mixed concrete and related businesses. We expect to face competition for acquisition candidates and we may not be able to identify and acquire sufficient suitable acquisition candidates available for sale at reasonable prices and on other reasonable terms for a number of reasons, including:

     . the unwillingness of candidates to sell during a period of growing demand for ready-mixed concrete;

     .    competitors in our industry may outbid us; or

     .    we may not have sufficient available capital to pay for acquisitions.

There are risks related to our operating and internal growth strategies

     A key element of our strategy is to increase the profitability and revenues of the businesses we acquire. Although we have been implementing this strategy by various means since our IPO, you have no assurance that we will be able to continue to do so successfully. Another key component of our strategy is to operate the businesses we acquire on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the internal growth of the individual business. If we do not implement and maintain proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices at the businesses we acquire, and our overall profitability could be adversely affected. Our ability to generate internal growth will be affected by, among other factors, our ability to:

     .    emphasize new product development and value-added sales and marketing;

     .    attract new customers;

     .    hire and retain employees; and

     .    reduce operating and overhead expenses.

     Many of the factors affecting our ability to generate internal growth may be beyond our control, and you have no assurance that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

We may not have access to sufficient funding to finance future acquisitions

     If we cannot secure additional financing on acceptable terms, we may be unable to continue pursuing our acquisition strategy successfully and we may be unable to support our growth strategy. We cannot readily predict the timing, size and success of our acquisition efforts or the capital we will need for those efforts. We intend to continue to use our common stock as a significant component of the consideration we pay for future acquisitions. Issuances of common stock as acquisition consideration could have a dilutive effect on our then existing stockholders. If our common stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources to pursue our acquisition program. Using cash for acquisition consideration limits our financial flexibility and increases the likelihood that we will need to seek additional capital through future debt or equity financings. If we seek more debt financing, we may have to agree to financial covenants that limit our operational and financial flexibility. Additional equity financing may dilute the ownership interests of our then existing stockholders. You have no assurance that additional debt or equity financing will be available on terms acceptable to us. Our principal credit facility contains a requirement to obtain the consent of the lenders for acquisitions exceeding a specified level of cash consideration.

Our business growth could outpace the capability of our corporate management and systems

     We expect to grow both internally and through acquisitions. We expect to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. We cannot be certain that our systems, procedures and controls will be adequate to support our operations as they expand. Any future growth also will impose significant additional responsibilities on members of our senior management and executive officers.
Our success will also depend on recruiting new senior level managers and officers and we cannot be certain that we can recruit and retain such additional managers and officers. To the extent we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management personnel, our business, financial condition and results of operations could be materially and adversely affected.

The departure of key personnel could disrupt our business

     We depend on the continued efforts of our executive officers and, in many cases, on senior management of the businesses we acquire. The loss of key personnel, or the inability to hire and retain qualified replacements, could adversely effect our business, financial condition and results of operations. We do not carry key-person life insurance on any of our employees.

We may be unable to attract and retain qualified employees

     Our ability to provide high-quality products and services on a timely basis requires that we employ an adequate number of skilled plant managers, technicians and drivers. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. Like many of our competitors, we are currently experiencing shortages of qualified personnel.
You have no assurance that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel.

We may lose business to competitors who underbid us and otherwise be unable to compete favorably in our highly competitive industry

     We may lose business to competitors who underbid us and otherwise be unable to compete favorably in our highly competitive industry. Our competitive position in a given market will depend largely on the location and operating costs of our ready-mixed concrete plants and prevailing prices in that market. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction, while timeliness of delivery and consistency of quality and service as well as price are the principal competitive factors among suppliers for large or complex jobs. Our competitors range from small, owner-operated private companies offering simple mixes to subsidiaries or operating units of large, vertically integrated cement manufacturing and concrete products companies. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive. Competitors having greater financial resources than we do to invest in new mixer trucks, build plants in new areas or pay for acquisitions also will have competitive advantages over us.

Our operating results may vary significantly quarter-to-quarter

     The ready-mixed concrete business is subject to seasonal variations. In particular, demand for our products and services during the winter months is typically lower than in other months of the year due to inclement weather. Additionally, the ready-mixed concrete industry can be highly cyclical. As a result, our volume of business may be adversely affected by declines in construction in various geographic regions of the U.S. Our quarterly results may also be materially affected by:

     .    the timing of acquisitions;

     . variations in the margins of jobs performed during any particular quarter;

     .    the timing and magnitude of acquisition assimilation costs;

     .    the budgetary spending patterns of customers;

     . costs we incur to support growth internally or through acquisitions or otherwise;

     .    the change in mix of our customers and business;

     .    increases in construction and design costs; and

     .    regional or general economic conditions.

     As a result, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

Our results of operations could be adversely affected as a result of goodwill amortization

     When we acquire a business, we record an asset called "goodwill" equal to the excess amount we pay for the business, including liabilities we assume, over the fair value of the tangible assets of the business we acquire. Under generally accepted accounting principles, we amortize this goodwill over its estimated useful life. We amortize goodwill over up to 40 years following the acquisition, which directly impacts our earnings in those years. Accounting regulatory bodies are considering reducing the maximum write-off period for goodwill for most companies to a period less than the amortization period we have currently scheduled for many of our acquisitions or otherwise modifying the treatment of goodwill in a manner that could increase the amount of the amortization charge for goodwill we might recognize in a given year. In addition, we periodically evaluate whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. Should we be required to accelerate the amortization of goodwill or write it off completely because of impairments or changes in generally accepted accounting principles, our results of operations may be materially and adversely affected.

Governmental regulations, including environmental regulations, may result in increases in our operating costs and capital expenditures and decreases in our earnings

     A wide range of federal, state and local laws, ordinances and regulations apply to our operations, including the following matters:

     .    land usage;

     .    street and highway usage;

     .    noise levels; and

     .    health, safety and environmental matters.

In many instances, we must have various certificates, permits or licenses in order to conduct our business. Our failure to maintain required certificates, permits or licenses or to comply with applicable governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of our acquisition program.

     Governmental requirements that impact our operations include those relating to air quality, solid waste management and water quality. These requirements are complex and subject to frequent change. They impose strict liability in some cases without regard to negligence or fault and expose us to liability for the conduct of or conditions caused by others, or for our acts that complied with all applicable requirements when we performed them. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of environmental conditions may require us to make material expenditures we currently do not anticipate. In addition, although we intend to conduct appropriate investigations with respect to environmental matters in connection with future acquisitions, we may fail to identify or obtain indemnification from all potential environmental liabilities of any acquired business.

Collective bargaining agreements, work stoppages and other labor relations matters may result in increases in our operating costs, disruptions in our business and decreases in our earnings

     At August 1, 2000, approximately 47% of our employees were covered by collective bargaining agreements. Any inability by us to negotiate acceptable new contracts with these unions could cause strikes or other work stoppages by the affected employees, and new contracts could result in increased operating costs attributable to both union and non-union employees. If any such strikes or other work stoppages were to occur, or if other of our employees were to become represented by a union, we could experience a significant disruption of our operations and higher ongoing labor costs which could materially adversely affect our business, financial condition and results of operations. In addition, the coexistence of union and non-union employees may lead to conflicts between union and non-union employees or impede our ability to integrate our operations efficiently. Labor relations matters affecting our suppliers of cement and aggregates could adversely impact our business from time to time.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs

     Operating mixer trucks, particularly when loaded, exposes our drivers and others to traffic hazards. Our drivers are subject to the usual hazards associated with providing services on construction sites, while our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials.

     Our operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Although we conduct training programs designed to reduce the risks of these occurrences, we cannot eliminate these risks. We maintain insurance coverage in amounts and against the risks we believe accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.

We may incur material costs and losses as a result of claims our products do not meet regulatory requirements or contractual specifications

     Our operations generally involve providing mixed designs of concrete which must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. We generally warrant to our customers that the concrete we provide: (1) in its plastic state on site will be delivered on time and in conformity with applicable tests and contractual specifications; and (2) in its hardened state will satisfy any applicable industry compressive strength test conducted by an independent testing laboratory. If we fail to provide product in accordance with these requirements and specifications, claims may arise against us or our reputation may be damaged.

The market price of our common stock may be volatile

     The market price of our common stock may be volatile. Factors that could cause that volatility include:

     . fluctuations in our annual or quarterly financial results or those of our competitors or consolidators having growth strategies similar to ours in other industries;

     . price and volume volatility in the stock market generally or in the group of companies having smaller market capitalizations similar to ours;

     .    changes in the market valuations of other consolidators;

     . failures of our operating results to meet the estimates of securities analysts or the expectations of our stockholders or changes by securities analysts in their estimates of our future earnings;

     . changing conditions in our cyclical industry or in the local and regional economies in which we operate; and

     . unfavorable publicity or changes in laws or regulations which adversely affect our industry or us.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. See "Description of Capital Stock -- Preferred Stock" and "-- Stockholders Rights Plan."

Provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders

     The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

     . provisions relating to the classification, nomination and removal of our directors;

     . provisions limiting the right to call special meetings of our board of directors and our stockholders;

     . provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

     .    a prohibition of action by our stockholders without a meeting; and

     . the authorization given to our board of directors to issue and set the terms of preferred stock.

In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in U.S. Concrete without advance approval of our board of directors, while the Delaware General Corporation Law would impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. See "Description of Capital Stock."

                                Use of Proceeds

     Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include acquisitions, working capital, capital expenditures, repayment and refinancing of indebtedness and repurchases and redemptions of securities. Pending any specific application, we may initially invest those funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       Ratio of Earnings to Fixed Charges

          The following table presents our ratio of earnings to fixed charges for each of the periods shown. We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges exclusive of capitalized interest. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of capitalized expenses relating to indebtedness and an estimate of the portion of annual rental expense on operating leases that represents the interest factor. Because our financial statements present Central Concrete Supply Co., Inc., one of the businesses we acquired in May 1999 when we completed our IPO, as the purchaser of the other businesses we have acquired and U.S. Concrete, in accordance with the purchase method of accounting, the following information reflects results of Central only for periods prior to June 1, 1999, the date we recorded our initial acquisitions for accounting purposes, and for U.S. Concrete and its consolidated subsidiaries after that date.



                                       Three Months     Year Ended December 31     Twelve Months
                                          Ended        -------------------------       Ended
                                      March 31, 2000   1999   1998   1997   1996   April 30, 1996
                                      --------------   ----   ----   ----   ----   --------------
                                       (Unaudited)                                   (Unaudited)

Ratio of earnings to fixed charges..      2.1x         9.3x   36.1x  17.0x  4.7x      10.5x

                         Description of Debt Securities

     The debt securities this prospectus covers will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We sometimes call the senior indenture and the subordinated indenture the "indentures."

     We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete. You should read the indentures for provisions that may be important to you. We have filed the forms of the indentures with the SEC as exhibits to the registration statement. Please read "Where You Can Find More Information."

     In this summary description of the debt securities, all references to "U.S. Concrete" or "us" mean U.S. Concrete, Inc. only, unless we state otherwise or the context clearly indicates otherwise.

General

     The senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all our other senior debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

     We conduct our operations through our subsidiaries, and they generate substantially all our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a position junior to the claims of creditors of our subsidiaries on their assets and earnings.

     Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

     . any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction; or

     . provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     .    the title of the debt securities;

     .    the total principal amount of the debt securities;

     . whether the debt securities are senior debt securities or subordinated debt securities;

     . whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

     . the date or dates on which the principal of and any premium on the debt securities will be payable;

     . any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

     . whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

     . the place or places where payments on the debt securities will be payable;

     .    any provisions for redemption or early repayment;

     . any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

     .    the denominations in which we may issue the debt securities;

     . whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

     . the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

     . any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes in those conditions or limitations;

     . any changes in or additions to the events of default or covenants this prospectus describes;

     . any restrictions or other provisions relating to the transfer or exchange of the debt securities;

     . any terms for the conversion or exchange of the debt securities for other securities issued by U.S. Concrete or any other entity; and

     .    any other terms of the debt securities.

     We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

     . we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

     . we default in performing any other covenant (a "covenant default") in any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

     Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

     The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

     Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

     Unless we inform you otherwise in the prospectus supplement, "Senior Debt" will mean all notes or other indebtedness, including guarantees, of U.S. Concrete for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Consolidation, Merger and Sale of Assets

     The indentures generally will permit a consolidation or merger between us and another entity. They also will permit the sale by us of our assets substantially as an entirety to a single entity. The indentures will provide, however, that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

     . the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

     . immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

Events of Default

     Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

     . our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

     . our failure to pay principal of or any premium on any debt securities of that series when due;

     . our failure to deposit any mandatory sinking fund payment for that series of debt securities for 30 days;

     . our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that Indenture that are affected by that failure;

     . certain events involving bankruptcy, insolvency or reorganization of U.S. Concrete; and

     . any other event of default provided for that series of debt securities.

     A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

     If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class) may declare the principal of and all accrued and all unpaid interest on those debt securities to be due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or of all senior debt securities or subordinated debt securities affected, voting as one class) may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

     A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

     . the holder gives the trustee written notice of a continuing event of default for that series;

     . the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

     . the holder or holders offer to the trustee indemnity reasonably satisfactory to it;

     . the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     . during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities affected, voting as one class) will be able to direct the time, method and place of:

     . conducting any proceeding for any remedy available to the applicable trustee; and

     . exercising any trust or power conferred on the applicable trustee not relating to or arising in respect of an event of default.

     Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants that indenture contains.

Modification and Waiver

     We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

     . reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

     . reduce the rate of or change the time for payment of interest on any debt security;

     . reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

     .    change the stated maturity of any debt security;

     . reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

     .    change any obligation to pay additional amounts on any debt security;

     . make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

     . impair the holder's right to institute suit for the enforcement of any payment on any debt security;

     . make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture's provisions for modification;

     . waive a continuing default or event of default regarding any payment on any debt security; or

     . with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

     We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

     .    to cure any ambiguity, omission, defect or inconsistency;

     . to provide for the assumption of our obligations under the indenture by a successor on any merger, consolidation or asset transfer;

     . to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

     . to provide any security for or add guarantees of any series of debt securities;

     . to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     . to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

     .    to add events of default with respect to any debt securities;

     . to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

     . to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

     .    to provide for the acceptance of a successor or another trustee.

     The holders of a majority in principal amount of the outstanding debt securities of any series (or of all senior debt securities or subordinated debt securities affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

     When we use the term "defeasance," we mean discharge from some or all of our obligations under an indenture. If we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

     . we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

     . we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive ("covenant defeasance").

     If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

     .    register the transfer or exchange of debt securities;

     .    replace stolen, lost or mutilated debt securities; and

     .    maintain paying agencies and hold moneys for payment in trust.

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

     New York law will govern the indentures and the debt securities.

Trustee

     If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     Each indenture will limit the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

     If we issue the debt securities in registered form, we will not charge a service charge for any registration of transfer or exchange of those securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

     In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

     . during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

     . if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

     Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

     Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.


                          Description of Capital Stock

     Our authorized capital stock consists of:

     .    60,000,000 shares of common stock; and

     .    10,000,000 shares of preferred stock, issuable in series.

Each authorized share has a par value of $.001. As of July 31, 2000, 21,981,827 shares of common stock were issued and outstanding. Also as of July 31, 2000, no shares of our preferred stock were issued and outstanding.

     In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, as amended, and our amended and restated bylaws relating to our capital stock. This summary is not complete. You should read the provisions of our certificate of incorporation and bylaws as currently in effect for provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. Please read "Where You Can Find More Information."

Common Stock

     Each share of common stock has one vote in the election of each director and on other corporate matters, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting us.

     Holders of common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be at the discretion of our board of directors after taking into account various factors, including:

     .    our financial condition and performance;

     .    our cash needs and expansion plans;

     .    our obligations to holders of any preferred stock we may issue;

     .    income tax consequences; and

     . the restrictions Delaware and other applicable laws and our credit arrangements then impose.

In addition, the terms of our principal credit facility prohibit the payment of cash dividends.

     If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

     The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer and sell under this prospectus will also be fully paid and nonassessable.

     The common stock is quoted on the Nasdaq National Market under the symbol "RMIX."

Preferred Stock

     At the direction of our board of directors, without any action by the holders of common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

     The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms will include some or all of the following:

     .    the series designation of the preferred stock;

     .    the maximum number of shares of the series;

     . the dividend rate (or the method of calculating the dividend), the date from which dividends will accrue and whether dividends will be cumulative;

     .    any liquidation preference;

     .    any optional redemption provisions;

     . any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

     . any terms for the conversion or exchange of the preferred stock for any other securities;

     .    any voting rights; and

     . any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

     Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable.

     The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. The registration statement will include the certificate of designation as an exhibit or will incorporate the certificate of designation by reference. You should read that document for provisions that may be important to you.

     Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Stockholder Rights Plan

     On May 10, 1999, we entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, providing for the issuance of preferred stock purchase rights to holders of common stock. Under the plan, each share of common stock currently includes one right to purchase from us a unit consisting of one one-hundredth of a share of our Series A junior participating preferred stock at an exercise price of $35.00 per unit, subject to adjustment. We have summarized selected provisions of the rights agreement below. This summary is not complete. You should read the rights agreement for provisions that may be important to you. We have filed a copy of the rights agreement with the SEC, and it is incorporated by reference as an exhibit to the registration statement. Please read "Where You Can Find More Information."

     The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the "rights distribution date." That date would occur, except in some cases, on the earlier of:

     . 10 days following a public announcement that a person or group of affiliated or associated persons (collectively, an "acquiring person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of common stock; or

     . 10 business days following the start of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

     Until the rights distribution date:

     .    common stock certificates will evidence the rights;

     .    the rights will be transferable only with those certificates;

     . those certificates will contain a notation incorporating the rights agreement by reference; and

     . the surrender for transfer of any of those certificates also will constitute the transfer of the rights associated with the stock that certificate represents.

     The rights are not exercisable until after the rights distribution date and will expire at the close of business on April 30, 2009, unless we earlier redeem or exchange them as we describe below.

     As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on that date and, from and after that date, only separate rights certificates will represent the rights.

     We will not issue rights with any shares of common stock we issue after the rights distribution date, except (1) as our board of directors otherwise may determine and (2) together with shares of common stock we issue as a result of previously established incentive plans or convertible securities.

     A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person otherwise than as a result of a "permitted offer." The rights agreement defines "permitted offer" to mean a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent members of our board of directors determines to be fair to and otherwise in our best interests and the best interests of our stockholders.

     If a flip-in event occurs, our board of directors may, at any time until 10 days after the public announcement that a person has become an acquiring person, cause us to redeem the rights in whole, but not in part, at a redemption price of $.01 per right, subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, shares of common stock or any other consideration our board of directors selects. The rights will not be exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

     If a flip-in event occurs and we do not redeem the rights, each right, other than any right that has become null and void as we describe below, will become exercisable, at the time we no longer may redeem it, to receive the number of shares of common stock (or, in some cases, cash, property or other of our securities) which has a "current market price" (as the rights agreement defines that term) equal to two times the exercise price of the right.

     When a flip-in event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

     A "flip-over event" will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person, (1) we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above, or (2) 50% or more of our assets or earning power is sold or transferred. If a flip-over event occurs, each holder of a right (except rights that previously have become void as we describe above) thereafter will have the right to receive, on exercise of that right, the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of the right.

    The number of outstanding rights associated with a share of common stock, the number of fractional shares of junior participating preferred stock issuable on exercise of a right and the exercise price of the rights are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock occurring prior to the rights distribution date. The exercise price of the rights and the number of fractional shares of junior participating preferred stock or other securities or property issuable on exercise of the rights also are subject to adjustment from time to time to prevent dilution in the event of some transactions affecting the junior participating preferred stock.

    With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of that exercise price. It also will not require us to issue fractional shares of junior participating preferred stock that are not integral multiples of one one-hundredth, and, in lieu thereof, we will make a cash adjustment based on the market price of the junior participating preferred stock on the last trading date prior to the date of exercise. The rights agreement reserves to us the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of junior participating preferred stock.

     At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of the shares of common stock then outstanding or the occurrence of a flip-over event, we may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities we deem to have the same value as one share of common stock, per right, subject to adjustment.

     During the time we may redeem the rights, we may, at the direction of our board of directors, amend any of the provisions of the rights agreement other than the redemption price. Thereafter, we may amend the provisions of the rights agreement, other than the redemption price, only as follows:

     .    to cure any ambiguity, defect or inconsistency;

     . to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

     . to shorten or lengthen any time period under the rights agreement; provided, however, that we cannot lengthen the time period governing redemption if the rights are no longer redeemable.

     Until a right is exercised, the holder thereof, as such, will have no rights to vote or receive dividends or any other rights as a stockholder.

     The rights have anti-takeover effects. They will cause severe dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us, even if the acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination our board of directors approves.


Limitation on Directors' Liability

     Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent Delaware law permits. Specifically, no member of our board of directors will be personally liable for monetary damages for any breach of the member's fiduciary duty as a director, except for liability:

     . for any breach of the member's duty of loyalty to us or our stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

     . for any transaction from which the member derived an improper personal benefit.

     This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted our stockholders and us. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers which indemnify them to the fullest extent Delaware law and our certificate of incorporation permit.

Statutory Business Combination Provision

    As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years following the date that person became an interested stockholder unless:

     . before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

     . on completion of the transaction that resulted in that person's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     . following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

     Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person's becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Other Matters

     Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 of the Delaware General Corporation Law, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

     Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that only the chairman of our board of directors or a majority of the board may call a special meeting of our board of directors or of our stockholders.

     Our certificate of incorporation provides for a classified board of directors. Except for directors that the holders of preferred stock may elect, our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors will expire. As a result, we contemplate that stockholders will elect approximately one-third of our board of directors each year. Board classification could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders' meeting following the date that party obtains that control.

     Our certificate of incorporation provides that the number of directors will be as the board of directors determines from time to time, but will not be less than three. It also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, along with the provisions authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Stockholder Proposals

     Our bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the board of directors at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the board of directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date differs by more than specified periods from that anniversary date. If the chairman of our board of directors or a majority of the board of directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe the specific information any advance written stockholder notice must contain.

     The advance-notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to our company and our stockholders.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.


                            Description of Warrants

     We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants we sell with other securities may be attached to or separate from those other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     We have summarized selected provisions of the warrants below. This summary is not complete. If we offer any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

     The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     .    the title of the warrants;

     .    the aggregate number of warrants offered;

     . the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

     .    the exercise price of the warrants;

     .    the dates or periods during which the warrants are exercisable;

     . the designation and terms of any securities with which the warrants are issued;

     . if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

     . if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

     . any minimum or maximum amount of warrants that may be exercised at any one time;

     . any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

     .    any other terms of the warrants.



     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

     We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

     We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

     .    shorten the period of time during which the warrants may be exercised;
          or

     . otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

          The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                              Plan of Distribution

     We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

     .    the terms of the offering;
     .    the names of any underwriters or agents;
     .    the name or names of any managing underwriter or underwriters;
     .    the purchase price of the securities from us;
     .    the net proceeds we will receive from the sale of the securities;
     .    any delayed delivery arrangements;
     . any underwriting discounts, commissions and other items constituting underwriters' compensation;
     .    any initial public offering price;
     .    any discounts or concessions allowed or reallowed or paid to dealers;
          and
     .    any commissions paid to agents.

Sale Through Underwriters or Dealers

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to various conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

     We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

     We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.


                                 Legal Matters

     Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    Experts

     The financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth expenses payable by U.S. Concrete, Inc. ("U.S. Concrete" or the "Company") in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the SEC registration fee.

      SEC registration fee .............................      $   52,800
      Printing expenses ................................             *
      Legal fees and expenses ..........................             *
      Accounting fees and expenses .....................             *
      Fees and expenses of trustee and counsel .........             *
      Fees and expenses of transfer agent ..............             *
      Rating agency fees ...............................             *
      Miscellaneous expenses ...........................             *
                                                             ------------
                Total...................................             *
                                                             ============


------------
      *         To be provided by amendment

Item 15.  Indemnification of Directors and Officers.

Delaware General Corporation Law

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

     Article Seventh of U.S. Concrete's restated certificate of incorporation states that:

          No director of the Corporation shall be personally liable to the Corporation or its stockholders of monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In addition, Article VI of U.S. Concrete's bylaws further provides that U.S. Concrete shall indemnify its officers, directors and employees to the fullest extent permitted by law.

Indemnification Agreements and Insurance

     U.S. Concrete has entered into indemnification agreements with each of its executive officers and directors. These indemnification agreements generally provide the Company's directors and executive officers with contractual rights of indemnification to the same extent provided by Section 145 of the Delaware General Corporation Law and Article VI of U.S. Concrete's bylaws.

     Agreements the Company may enter into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company's officers and directors.

     The Company also maintains directors' and officers' liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.

Item 16.  Exhibits.*

Exhibit No.                         Description of Exhibit
-----------                         ----------------------

   *1.1      --    Form of Underwriting Agreement.

  **2.1      --    Agreement and Plan of Reorganization dated as of March 22,
                   1999 by and among U.S. Concrete, OCC Acquisition Inc.,
                   Opportunity Concrete Corporation and the stockholders named therein (Form S-1 (Reg. No. 333-74855), Exhibit 2.1).

  **2.2      --    Agreement and Plan of Reorganization dated as of March 22,
                   1999 by and among U.S. Concrete, Walker's Acquisition Inc.,
                   Walker's Concrete, Inc. and the stockholders named therein
                   (Form S-1 (Reg. No. 333-74855), Exhibit 2.2).

  **2.3      --    Agreement and Plan of Reorganization dated as of March 22,
                   1999 by and among U.S. Concrete, Central Concrete Acquisition
                   Inc., Central Concrete Supply Co., Inc. and the stockholders named therein (Form S-1 (Reg. No. 333-74855), Exhibit 2.3).

Exhibit No.                         Description of Exhibit
-----------                         ----------------------
  **2.4      --    Agreement and Plan of Reorganization dated as of March 22,
                   1999 by and among U.S. Concrete, Bay Cities Acquisition Inc.,
                   Bay Cities Building Materials Co., Inc. and the stockholders named therein (Form S-1 (Reg. No. 333-74855), Exhibit 2.4).

  **2.5      --    Agreement and Plan of Reorganization dated as of March 22,
                   1999 by and among U.S. Concrete, Baer Acquisition Inc., Baer
                   Concrete, Incorporated and the stockholders named therein
                   (Form S-1 (Reg. No. 333-74855), Exhibit 2.5).

  **2.6      --    Agreement and Plan of Reorganization dated as of March 22,
                   1999 by and among U.S. Concrete, Santa Rosa Acquisition Inc.,
                   R.G. Evans/Associates d/b/a Santa Rosa Cast Products Co. and the stockholders named there (Form S-1 (Reg. No. 333-74855),
                   Exhibit 2.6).

  **2.7      --    Uniform Provisions for the Acquisitions (incorporated into the agreements filed as Exhibits 2.1 through 2.6 hereto)
                   (Form S-1 (Reg. No. 333-74855), Exhibit 2.7).

  **2.8      --    Acquisition Agreement and Plan of Reorganization dated as of
                   September 14, 1999 by and among U.S. Concrete, Inc., Concrete
                   XI Acquisition, Inc., Carrier Excavation and Foundation
                   Company, John F. Carrier, William Henry Carrier, Michael K.
                   Carrier, Mary G. Carrier, Trustee for Anne Carrier (TN UGMA),
                   William Henry Carrier, Trustee for William Henry Carrier, Jr.
                   (TN UGMA), and Mary G. Carrier (Form 10-K for the year ended
                   December 31, 1999 (File No. 1-12977), Exhibit 2.8).

  **2.9      --    Stock Purchase Agreement dated as of November 5, 1999 by and among U.S. Concrete, Inc., B. Thomas Stover, as Trustee under
                   Trust Agreement dated February 20, 1986 for B. Thomas Stover,
                   Sarah M. Stover, as Trustee under Trust Agreement dated
                   February 27, 1990 for Sarah M. Stover, B. Andrew Stover, B.
                   Thomas Stover, Custodian under Michigan Uniform Gifts to
                   Minors Act for the benefit of Carolyn A. Stover, Jeffery D.
                   Spahr, Jeffrey T. Stover, and Bradley C. Stover (Form 10-K for the year ended December 31, 1999 (File No. 1-12977),
                   Exhibit 2.9).

  **2.10     --    Stock Purchase Agreement dated as of January 20, 2000 by and among Robert S. Beall, Chase Bank of Texas, National
                   Association, in its capacity as Trustee for Allison Beall
                   1999 Trust, Logan Beall 1999 Trust, Allison Beall
                   Descendants' Trust and Logan Beall Descendants' Trust, and
                   U.S. Concrete, Inc. (Form 8-K dated February 23, 2000 (File
                   No. 1-12977), Exhibit 2.1).

  **2.11     --    Amendment No. 1 to Stock Purchase Agreement dated January 28,
                   2000 by and among Robert S. Beall, Chase Bank of Texas,
                   National Association, in its capacity as Trustee for Allison
                   Beall 1999 Trust, Logan Beall 1999 Trust, Allison Beall
                   Descendants' Trust and Logan Beall Descendants' Trust and
                   U.S. Concrete, Inc. (Form 8-K dated February 23, 2000 (File
                   No. 1-12977), Exhibit 2.2).

  **2.12     --    Stock Purchase Agreement dated as of January 24, 2000 by and among Fallis Arch Beall, Nola Sue Beall, Robert S. Beall,
                   Leigh Ann Gathright, Doris W. Stokes and Fallis Arch Beall, in his capacity as Trustee for the R.E. Stokes Trust, and U.S. Concrete, Inc. (Form 8-K dated February 23, 2000 (File
                   No. 1-12977), Exhibit 2.3).

  **2.13     --    Acquisition Agreement and Plan of Reorganization dated as of
                   February 8, 2000 by and among U.S. Concrete, Inc., Concrete
                   XIX Acquisition, Inc., Cornillie Fuel & Supply, Inc., Richard
                   A. Deneweth and Joseph C. Cornillie, Trustee URTA of Joseph
                   C. Cornillie (Form 10-K for the year ended December 31, 1999
                   (File No. 1-12977), Exhibit 2.13).

Exhibit No.                        Description of Exhibit
-----------                        ----------------------

  **2.14     --    Stock Purchase Agreement dated as of February 8, 2000 by and among U.S. Concrete, Inc., Cornillie Fuel & Supply, Inc.,
                   Dencor, Inc., Richard A. Deneweth and Joseph C. Cornillie,
                   Trustee URTA of Joseph C. Cornillie (Form 10-K for the year ended December 31, 1999 (File No. 1-12977), Exhibit 2.14).

  **2.15     --    Acquisition Agreement and Plan of Reorganization dated as of
                   February 8, 2000 by and among U.S. Concrete, Inc., Concrete
                   XVIII Acquisition, Inc., Cornillie Leasing, Inc., Richard A.
                   Deneweth, and Joseph C. Cornillie, Trustee URTA of Joseph C.
                   Cornillie (Form 10-K for the year ended December 31, 1999
                   (File No. 1-12977), Exhibit 2.15).

  **2.16     --    Acquisition Agreement and Plan of Reorganization dated as of
                   March 2, 2000 by and among U.S. Concrete, Inc., Concrete XXIV
                   Acquisition, Inc., Stancon Inc. and Donald S. Butler and John
                   Grace (Form 10-K for the year ended December 31, 1999 (File
                   No. 1-12977), Exhibit 2.16).

   **4.1     --    Restated Certificate of Incorporation of U.S. Concrete (Form
                   S-1 (Reg. No. 333-74855), Exhibit 3.1).

   **4.2     --    Bylaws of U.S. Concrete (Form S-1 (Reg. No. 333-74855),
                   Exhibit 3.2).

   **4.3     --    Form of Certificate representing common stock (Form S-1 (Reg.
                   No. 333-74855), Exhibit 4.1).

   **4.4     --    Rights Agreement by and between U.S. Concrete and American
                   Stock Transfer & Trust Company, including form of Rights
                   Certificate attached as Exhibit B thereto (Form S-1 (Reg. No.
                   333-74855), Exhibit 4.4).

     4.5     --    Certificate of Designations of Series A Junior Participating
                   Preferred Stock of U.S. Concrete.

     4.6     --    Form of Indenture relating to the Senior Debt Securities.

     4.7     --    Form of Indenture relating to the Subordinated Debt
                   Securities.

   + 5.1     --    Opinion of Baker Botts L.L.P.

    12.1     --    Statement showing computation of ratios of earnings to fixed charges.

    23.1     --    Consent of Arthur Andersen LLP.

   +23.2     --    Consent of Baker Botts L.L.P. (contained in Exhibit 5
                   hereto).

    24.1     --    Powers of Attorney (included on the signature pages of this registration statement).

_______________

      *     The Company will file as an exhibit to a current report on Form 8-K
     (i) any underwriting agreement relating to Securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any required opinion of counsel to the Company as to certain tax matters relative to securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.

     **  Incorporated by reference to the filing indicated.
     +   To be filed by amendment.

Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");


                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under any indenture relating to the debt securities to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on August 2, 2000.



                                        U.S. CONCRETE, INC.



                                        By: /s/ Eugene P. Martineau
                                           ------------------------------------
                                           Eugene P. Martineau
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Eugene P. Martineau, Michael W. Harlan and Donald C. Wayne, and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature              Title                         Date
------------------          -----------------              ------------


/s/ Eugene P. Martineau
_______________________
 Eugene P. Martineau       President, Chief Executive      August 2, 2000
                           Officer and Director
                           (Principal Executive Officer)

/s/ Michael W. Harlan
_______________________
 Michael W. Harlan         Senior Vice President, Chief    August 2, 2000
                           Officer and Director
                           (Principal Financial Officer)
/s/ Vincent D. Foster
_______________________
 Vincent D. Foster         Director                        August 2, 2000

/s/ John R. Colson
_______________________
 John R. Colson            Director                        August 2, 2000

/s/ Peter D. Dameris
________________________
 Peter D. Dameris           Director                        August 2, 2000

/s/ William T. Albanese
________________________
 William T. Albanese        Director                        August 2, 2000

/s/ Michael D. Mitschele
________________________
 Michael D. Mitschele       Director                        August 2, 2000

/s/ Murray S. Simpson
________________________
 Murray S. Simpson          Director                        August 2, 2000


________________________
 Neil J. Vannucci           Director                        August 2, 2000

/s/ Robert S. Walker
________________________
 Robert S. Walker           Director                        August 2, 2000

                                 EXHIBIT INDEX


Exhibit No.                         Description of Exhibit
-----------                         ----------------------
   *1.1  --    Form of Underwriting Agreement.

  **2.1  --    Agreement and Plan of Reorganization dated as of March 22, 1999 by and among U.S. Concrete, OCC Acquisition Inc., Opportunity
               Concrete Corporation and the stockholders named therein (Form S-1
               (Reg. No. 333-74855), Exhibit 2.1).

  **2.2  --    Agreement and Plan of Reorganization dated as of March 22, 1999 by and among U.S. Concrete, Walker's Acquisition Inc., Walker's
               Concrete, Inc. and the stockholders named therein (Form S-1 (Reg.
               No. 333-74855), Exhibit 2.2).

  **2.3  --    Agreement and Plan of Reorganization dated as of March 22, 1999 by and among U.S. Concrete, Central Concrete Acquisition Inc.,
               Central Concrete Supply Co., Inc. and the stockholders named therein (Form S-1 (Reg. No. 333-74855), Exhibit 2.3).

  **2.4  --    Agreement and Plan of Reorganization dated as of March 22, 1999 by and among U.S. Concrete, Bay Cities Acquisition Inc., Bay
               Cities Building Materials Co., Inc. and the stockholders named therein (Form S-1 (Reg. No. 333-74855), Exhibit 2.4).

  **2.5  --    Agreement and Plan of Reorganization dated as of March 22, 1999 by and among U.S. Concrete, Baer Acquisition Inc., Baer Concrete,
               Incorporated and the stockholders named therein (Form S-1 (Reg.
               No. 333-74855), Exhibit 2.5).

  **2.6  --    Agreement and Plan of Reorganization dated as of March 22, 1999 by and among U.S. Concrete, Santa Rosa Acquisition Inc., R.G.
               Evans/Associates d/b/a Santa Rosa Cast Products Co. and the
               stockholders named there (Form S-1 (Reg. No. 333-74855), Exhibit
               2.6).

  **2.7  --    Uniform Provisions for the Acquisitions (incorporated into the agreements filed as Exhibits 2.1 through 2.6 hereto) (Form S-1
               (Reg. No. 333-74855), Exhibit 2.7).

  **2.8  --    Acquisition Agreement and Plan of Reorganization dated as of
               September 14, 1999 by and among U.S. Concrete, Inc., Concrete XI
               Acquisition, Inc., Carrier Excavation and Foundation Company,
               John F. Carrier, William Henry Carrier, Michael K. Carrier, Mary
               G. Carrier, Trustee for Anne Carrier (TN UGMA), William Henry
               Carrier, Trustee for William Henry Carrier, Jr. (TN UGMA), and
               Mary G. Carrier (Form 10-K for the year ended December 31, 1999
               (File No. 1-12977), Exhibit 2.8).

  **2.9  --    Stock Purchase Agreement dated as of November 5, 1999 by and among U.S. Concrete, Inc., B. Thomas Stover, as Trustee under
               Trust Agreement dated February 20, 1986 for B. Thomas Stover,
               Sarah M. Stover, as Trustee under Trust Agreement dated February
               27, 1990 for Sarah M. Stover, B. Andrew Stover, B. Thomas Stover,
               Custodian under Michigan Uniform Gifts to Minors Act for the benefit of Carolyn A. Stover, Jeffery D. Spahr, Jeffrey T.
               Stover, and Bradley C. Stover (Form 10-K for the year ended
               December 31, 1999 (File No. 1-12977), Exhibit 2.9).

  **2.10 --    Stock Purchase Agreement dated as of January 20, 2000 by and among Robert S. Beall, Chase Bank of Texas, National Association,
               in its capacity as Trustee for Allison Beall 1999 Trust, Logan
               Beall 1999 Trust, Allison Beall Descendants' Trust and Logan
               Beall Descendants' Trust, and U.S. Concrete, Inc. (Form 8-K dated
               February 23, 2000 (File No. 1-12977), Exhibit 2.1).

Exhibit No.                        Description of Exhibit
-----------                        ----------------------

  **2.11 --    Amendment No. 1 to Stock Purchase Agreement dated January 28,
               2000 by and among Robert S. Beall, Chase Bank of Texas, National
               Association, in its capacity as Trustee for Allison Beall 1999
               Trust, Logan Beall 1999 Trust, Allison Beall Descendants' Trust
               and Logan Beall Descendants' Trust and U.S. Concrete, Inc. (Form
               8-K dated February 23, 2000 (File No. 1-12977), Exhibit 2.2).

  **2.12 --    Stock Purchase Agreement dated as of January 24, 2000 by and among Fallis Arch Beall, Nola Sue Beall, Robert S. Beall, Leigh
               Ann Gathright, Doris W. Stokes and Fallis Arch Beall, in his
               capacity as Trustee for the R.E. Stokes Trust, and U.S. Concrete,
               Inc. (Form 8-K dated February 23, 2000 (File No. 1-12977),
               Exhibit 2.3).

  **2.13 --    Acquisition Agreement and Plan of Reorganization dated as of
               February 8, 2000 by and among U.S. Concrete, Inc., Concrete XIX
               Acquisition, Inc., Cornillie Fuel & Supply, Inc., Richard A.
               Deneweth and Joseph C. Cornillie, Trustee URTA of Joseph C.
               Cornillie (Form 10-K for the year ended December 31, 1999 (File
               No. 1-12977), Exhibit 2.13).

  **2.14 --    Stock Purchase Agreement dated as of February 8, 2000 by and among U.S. Concrete, Inc., Cornillie Fuel & Supply, Inc., Dencor,
               Inc., Richard A. Deneweth and Joseph C. Cornillie, Trustee URTA
               of Joseph C. Cornillie (Form 10-K for the year ended December 31,
               1999 (File No. 1-12977), Exhibit 2.14).

  **2.15 --    Acquisition Agreement and Plan of Reorganization dated as of
               February 8, 2000 by and among U.S. Concrete, Inc., Concrete XVIII
               Acquisition, Inc., Cornillie Leasing, Inc., Richard A. Deneweth,
               and Joseph C. Cornillie, Trustee URTA of Joseph C. Cornillie
               (Form 10-K for the year ended December 31, 1999 (File No. 1-
               12977), Exhibit 2.15).

  **2.16 --    Acquisition Agreement and Plan of Reorganization dated as of
               March 2, 2000 by and among U.S. Concrete, Inc., Concrete XXIV
               Acquisition, Inc., Stancon Inc. and Donald S. Butler and John
               Grace (Form 10-K for the year ended December 31, 1999 (File No.
               1-12977), Exhibit 2.16).

  **4.1  --    Restated Certificate of Incorporation of U.S. Concrete (Form S-1
               (Reg. No. 333-74855), Exhibit 3.1).

  **4.2  --    Bylaws of U.S. Concrete (Form S-1 (Reg. No. 333-74855), Exhibit
               3.2).

  **4.3  --    Form of certificate representing common stock (Form S-1 (Reg. No.
               333-74855), Exhibit 4.1).

  **4.4  --    Rights Agreement by and between U.S. Concrete and American Stock
               Transfer & Trust Company, including form of Rights Certificate attached as Exhibit B thereto (Form S-1 (Reg. No. 333-74855),
               Exhibit 4.4).
    4.5  --    Certificate of Designations of Series A Junior Participating
               Preferred Stock of U.S. Concrete.

    4.6  --    Form of Indenture relating to the Senior Debt Securities.

    4.7  --    Form of Indenture relating to the Subordinated Debt Securities.

  + 5.1  --    Opinion of Baker Botts L.L.P.

   12.1  --    Statement showing computation of ratios of earnings to fixed charges.

   23.1  --    Consent of Arthur Andersen LLP.

  +23.2  --    Consent of Baker Botts L.L.P. (contained in Exhibit 5 hereto).

   24.1  --    Powers of Attorney (included on the signature pages of this registration statement).

________________
     * The Company will file an exhibit to current report on Form 8-K (i) any underwriting agreement relating to Securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants,(iii) any required opinion of counsel to the Company as to certain tax matters relative to securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.



     **    Incorporated by reference to the filing indicated.
     +     To be filed by amendment.